Exhibit 99.1

NEWS RELEASE

RAMBUS TO ACQUIRE SERIAL INTERFACE ASSETS OF

VELIO COMMUNICATIONS, INC.

Agreement expands offering of high-speed signaling technologies

LOS ALTOS, CA, December 12, 2003 – Rambus Inc. (Nasdaq: RMBS), a leading developer of chip-to-chip interface products and services, today announced it has entered into an agreement with Velio Communications, Inc. to acquire certain Velio high-speed signaling assets. Rambus plans to integrate these assets into its RaSer™ product line. As part of this agreement Rambus also acquires the related Velio patent portfolio, the existing Velio licensing business, and has extended offers of employment to a number of Velio personnel in its Chapel Hill, North Carolina and Milpitas, California locations. The purchase price will not exceed $13 million, with the actual amount subject to certain closing conditions. It will be paid in cash and the transaction is expected to close before the end of this year. As a result of the transaction, Velio will discontinue the licensing of these technologies and will become a customer of Rambus. Additional financial and business details will be provided during Rambus’s regularly scheduled earnings conference call in January.

“Rambus is committed to offering our customers the widest possible range of serial interface solutions to aid in their development of new, more dynamic and more powerful end-user products,” said Kevin Donnelly, vice president of the Logic Interface Division at Rambus. “By adding Velio’s high-speed signaling technologies to our serial interface offerings, Rambus is accelerating its ability to deliver advanced chip-to-chip interface solutions to our customers.”

“Velio looks forward to the continued success of our fabless products and continuing to bring new and innovative product solutions to our customers,” said Mike Ofstedahl, chief executive officer at Velio. “This agreement with Rambus allows us to reduce our development costs, focus our resources on excellent product delivery, and continue to have access to leading-edge interface technology.”

The Rambus RaSer™ family of interface products includes application-proven, standard-compatible serial link cells and new higher performance serial link cells. Together they provide customers with a range of high-bandwidth, low-cost, low-power solutions that achieve new levels of flexibility and scalability in computing, networking, server and storage applications. For more information visit www.rambus.com/products/raser.

About Rambus Inc.

Rambus is one of the world’s leading providers of chip-to-chip interface products and services. The company’s breakthrough technology and engineering expertise have helped leading chip and system companies to solve their challenging I/O problems and bring industry-leading products to market. Rambus’s interface solutions can be found in numerous computing, consumer electronic and networking products. Additional information about the company is available at www.rambus.com.

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 regarding Rambus’s plans to integrate the assets of Velio into its business, its expectation that Velio will become a customer of Rambus, the timing of the closing of the transaction and various other matters. Such forward-looking statements are based on Rambus’s current expectations and beliefs. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are the possibilities of unforeseen difficulties in integrating the assets and employees of Velio into Rambus’s business or in closing the transaction. Other risks and uncertainties relating to Rambus’s business are described in its SEC filings, including its 10-K and 10-Qs.

Rambus Press Contacts:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com

Ellie O’Rourke

The Hoffman Agency

(408) 975-3057

eorourke@hoffman.com